Exhibit 99.1
news release
QLT COMPLETES DIVESTMENT OF ACZONE®
TO ALLERGAN FOR USD$150 MILLION

For Immediate Release	July 14, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced that QLT USA, Inc., its wholly-owned subsidiary, completed the sale of its Aczone® (dapsone) Gel 5% product, a topical treatment for acne vulgaris, to Allergan Sales, LLC, a wholly-owned subsidiary of Allergan, Inc. (NYSE: AGN). As a result of the transaction, QLT USA received a one-time cash payment of USD$150 million.
“We are very pleased to be reporting the completion of our previously announced Aczone divestment ahead of schedule,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “Our ability to deliver on the sale of Aczone, in addition to the agreement to sell QLT’s Vancouver headquarters, demonstrates our dedication and ability to achieve our restructuring objectives. Additionally, we remain focused on the divestment process for Eligard® and the Atrigel drug delivery system and hope to sign agreements for these assets in the near-term.”
The Aczone asset purchase agreement is the second agreement entered into by the Company to divest non-core assets since it announced its strategic restructuring earlier this year. Other assets offered for sale from QLT USA include Eligard® and the Atrigel® drug delivery system. In addition, on May 15, QLT announced that it had signed a sale and purchase agreement to sell the land and building comprising its corporate headquarters and an adjacent undeveloped parcel of land in Vancouver, British Columbia. Provided the closing conditions are removed within the time period provided under the sale and purchase agreement, the transaction is expected to close by mid-August.
Goldman, Sachs & Co. acted as financial advisor to QLT in connection with the transaction.
About Aczone®
Aczone® is an aqueous topical gel containing 5% dapsone for the treatment of acne vulgaris. Combining dapsone in the proprietary Solvent Microparticulate (SMP™) gel enables dapsone to be applied topically and safely.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.
About Allergan, Inc.
Founded in 1950, Allergan, Inc., with headquarters in Irvine, California, is a multi-specialty health care company that discovers, develops and commercializes innovative pharmaceuticals, biologics and medical devices that enable people to live life to its greatest potential — to see more clearly, move more freely, express themselves more fully. The Company employs more than 8,000 people worldwide and operates state-of-the-art R&D facilities and world-class manufacturing plants. In addition to its discovery-to-development research organization, Allergan has global marketing and sales capabilities with a presence in more than 100 countries. For more information, visit Allergan’s web site at www.allergan.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group:
New York, USA
Brandon Lewis
Telephone: 646-378-2915
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Aczone and Atrigel are both registered trademarks of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release that are not historical facts constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our statements related to the proposed divestment of our real estate, including our expectations as to the closing of the transaction and the timing therefor; our plans to divest certain other non-core assets described in the press release; and statements which contain language such as “expects,” “will,” “plans,” “potential,” “hope,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: the risk that the proposed divestment of our real estate does not close due to closing conditions not being satisfied or for any other reason, and the timing of any such closing is uncertain; the Company’s ability to successfully complete the sale of one or more of the other assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; fluctuations in the real estate market; and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.